Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310)	536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2020 FOURTH QUARTER AND FULL YEAR RESULTS

•	FY 2020 Full Year EPS of $2.58

•	FY 2020 Fourth Quarter EPS of $0.95

•	Ends FY 2020 with $64.7 Million in Cash and Cash Equivalents, No Debt

•	Increases Quarterly Cash Dividend 50% to $0.15 per Share

EL SEGUNDO, Calif., March 2, 2021 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2020 fourth quarter and full year ended January 3, 2021.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “Our strong fourth quarter results highlight our exceptional performance in fiscal 2020 with record earnings driven by top line sales growth, merchandise margin expansion and an improved cost structure. As we faced the many challenges of 2020, we remained focused on providing our customers with a convenient shopping experience to find products to stay active and healthy. Our team did a tremendous job of recognizing and capitalizing on key product trends. Additionally, in 2020 we successfully implemented cost reduction initiatives that are continuing to provide significant operating leverage. Looking back on the year, I want to once again thank our entire team for their dedication and execution during a challenging period.”

Mr. Miller continued, “The momentum of 2020 has continued into the start of 2021, with our same store sales up approximately 20% for the quarter to date. Although team sports remain impacted by widespread suspension of league play, this softness has been more than offset by strength in other product categories. Winter-related product sales have been very strong, as customers have taken advantage of favorable winter weather to recreate outdoors. The exceptional performance of our business over the course of 2020 and into 2021 is reflected in our balance sheet, as we currently have no debt and a strong cash position. We are pleased to report that our Board of Directors has authorized an increase in our regular cash dividend from an annual rate of $0.40 per share to an annual rate of $0.60 per share.”

As previously reported, net sales for the 14-week fiscal 2020 fourth quarter were $290.6 million compared to net sales of $244.1 million for the 13-week fourth quarter of fiscal 2019. Same store sales increased 10.5% for the fourth quarter of fiscal 2020.

As a result of the Company’s fiscal calendar, the fourth quarter of fiscal 2020 included 14 weeks, the fourth quarter of the prior fiscal year included 13 weeks, the fiscal 2020 full year included 53 weeks and the prior fiscal full year included 52 weeks. The Company’s same store sales results for the fourth quarter reflect comparable 14-week periods and for the full year reflect comparable 53-week periods.

Gross profit for the 14-week fiscal 2020 fourth quarter increased 33.0% to $102.4 million, compared to $77.0 million in the 13-week fourth quarter of fiscal 2019. The Company’s gross profit margin was 35.2% in the fiscal 2020 fourth quarter versus 31.6% in the fourth quarter of the prior year. The increase in gross profit margin largely reflects a 243-basis point increase in merchandise margins, lower store occupancy and warehousing costs as a percentage of net sales and, to a lesser degree, the favorable impact from an insurance settlement, partially offset by lower distribution costs capitalized into inventory for the quarter.

Selling and administrative expense as a percentage of net sales was 25.6% in the fiscal 2020 fourth quarter versus 30.9% in the fiscal 2019 fourth quarter. Overall selling and administrative expense for the quarter decreased $1.1 million from the prior year primarily due to lower print advertising expense and the favorable impact of an insurance settlement, partially offset by higher performance-based incentive compensation accruals.

Net income for the fourth quarter of fiscal 2020 was $21.0 million, or $0.95 per diluted share, which includes a benefit of $0.10 per diluted share related to a favorable insurance settlement and a benefit of $0.02 per diluted share related to a reduction in deferred tax asset valuation allowance. Net income for the fourth quarter of fiscal 2019 was $0.4 million, or $0.02 per diluted share, including charges of $0.02 per diluted share as previously reported.

For the 53-week fiscal 2020 full year, as previously reported, net sales were $1.04 billion, compared to net sales of $996.5 million for the 52-week fiscal 2019. Same store sales increased 3.0% for the fiscal 2020 full year despite periods of significant store closures during the year associated with the COVID-19 pandemic. Net income for fiscal 2020 was $55.9 million, or $2.58 per diluted share. Net income for fiscal 2019 was $8.4 million, or $0.40 per diluted share.

Balance Sheet

The Company ended the 2020 fiscal year with no borrowings under its credit facility and with cash and cash equivalents of $64.7 million, which compares to $66.6 million of borrowings under its credit facility and $8.2 million of cash and cash equivalents as of the end of the 2019 fiscal year. Total merchandise inventories decreased by approximately 19.2% as of the end of fiscal 2020 versus the end of the prior fiscal year.

Credit Facility

As previously reported, subsequent to the end of the fourth quarter of 2020, on February 24, 2021, the Company entered into a new Loan Agreement with Bank of America, N. A., as administrative agent and lender (the “Loan Agreement”). The Loan Agreement has a five-year term which matures in February 2026, and provides for a secured revolving credit facility with aggregate committed availability of up to $150 million.

Quarterly Cash Dividend

In light of the strength of the Company’s business, cash flow generation, and balance sheet, the Company’s Board of Directors has declared an increase in its quarterly cash dividend from $0.10 per share of outstanding common stock to $0.15 per share of outstanding common stock, which will be paid on March 26, 2021 to stockholders of record as of March 12, 2021.

First Quarter Guidance

For the fiscal 2021 first quarter, the Company expects same store sales to increase approximately 20% and expects to realize earnings per diluted share in the range of $0.47 to $0.53, which includes expected non-operational benefits of approximately $0.06 per diluted share related to an insurance claim and elimination of a liability for an employment agreement associated with a related party. This compares to a same store sales decrease of 10.8% and a loss per basic share of $0.22 in the first quarter of fiscal 2020.

Store Openings

The Company currently has 430 stores in operation. During fiscal 2021, the Company expects to open approximately five stores and close approximately one store.

Conference Call Information

The Company will host a conference call and audio webcast today, March 2, 2021, at 2:00 p.m. Pacific (5:00 p.m. Eastern), to discuss financial results for the fourth quarter and full year of fiscal 2020. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through March 9, 2021 by calling (844) 512-2921 to access the playback; the passcode is 13716799.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 430 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended January 3, 2021. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19 on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	January 3, 2021	December 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$64,654	$8,223
Accounts receivable, net of allowances of $58 and $58, respectively	19,879	13,646
Merchandise inventories, net	251,180	309,315
Prepaid expenses	11,684	9,680

Total current assets	347,397	340,864

Operating lease right-of-use assets, net	278,607	262,588
Property and equipment, net	57,245	68,414
Deferred income taxes	13,831	13,619
Other assets, net of accumulated amortization of $2,407 and $2,043, respectively	2,914	3,315

Total assets	$699,994	$688,800

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,882	$83,655
Accrued expenses	82,877	64,935
Current portion of operating lease liabilities	73,737	71,542
Current portion of finance lease liabilities	2,089	2,678

Total current liabilities	239,585	222,810

Operating lease liabilities, less current portion	217,788	206,806
Finance lease liabilities, less current portion	2,504	4,787
Long-term debt	—	66,559
Other long-term liabilities	7,479	7,466

Total liabilities	467,356	508,428

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,580,541 and 25,314,289 shares, respectively; outstanding 21,930,328 and 21,664,076 shares, respectively	255	252
Additional paid-in capital	121,837	120,054
Retained earnings	153,073	102,593
Less: Treasury stock, at cost; 3,650,213 shares	(42,527)	(42,527)

Total stockholders’ equity	232,638	180,372

Total liabilities and stockholders’ equity	$699,994	$688,800

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Net sales	$290,582	$244,094	$1,041,212	$996,495
Cost of sales	188,194	167,057	692,041	684,473

Gross profit	102,388	77,037	349,171	312,022
Selling and administrative expense	74,366	75,517	275,406	297,193
Other income	—	—	(2,500)	—

Operating income	28,022	1,520	76,265	14,829
Interest expense	197	849	1,880	3,046

Income before income taxes	27,825	671	74,385	11,783
Income tax expense	6,803	315	18,445	3,338

Net income	$21,022	$356	$55,940	$8,445

Earnings per share:
Basic	$0.99	$0.02	$2.63	$0.40

Diluted	$0.95	$0.02	$2.58	$0.40

Weighted-average shares of common stock outstanding:
Basic	21,326	21,132	21,260	21,103

Diluted	22,121	21,218	21,663	21,149